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                                EXHIBIT 5.1
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                                        November 4, 1996


     Susquehanna Bancshares, Inc.
     26 North Cedar Street
     Lititz, Pennsylvania  17543

           Re:  Susquehanna Bancshares, Inc. Joint Proxy/Prospectus on Form S-4
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     Ladies and Gentlemen:

               We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the "Company"), in connection with (i) the proposed merger (the "AI Merger") of Atcorp, Inc., a New Jersey corporation ("AI"), with and into Susquehanna Bancshares East, Inc. ("SBI East"), a Pennsylvania corporation and wholly-owned subsidiary of the Company pursuant to the terms and conditions of the Agreement and Plan of Affiliation by and between the Company, SBI East, and AI (the "AI Merger Agreement") dated as of July 18, 1996, (ii) the proposed merger (the "FBC Merger") of Farmers Banc Corp., a New Jersey Corporation ("FBC") , with and into Susquehanna Bancshares East II, Inc. ("SBI East II"), a Pennsylvania Corporation and Wholly-owned subsidiary of the Company, pursuant to the terms and conditions of the Agreement and Plan of Affiliation by and between the Company, SBI East II, and FBC (the "FBC Merger Agreement") dated as of July 18, 1996, and (iii) the preparation of the subject Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering, subject to certain adjustments, of up to 1,464,370 shares (the "Shares") of the Company's common stock, par value $2.00 per share ("Common Stock").

               We understand that the issuance of the Shares pursuant to the AI Merger Agreement and FBC Merger Agreement (the "Merger Agreements") is contingent upon, the requisite approval of the Merger Agreements by the respective shareholders of AI and FBC. In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Articles of Incorporation and Bylaws, as amended and restated; (c) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (d) the Merger Agreement; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.
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Susquehanna Bancshares, Inc.
November 4, 1996
Page 2


               Our opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

               Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the AI Merger Agreement and FBC Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.


               We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

               The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

                              Very truly yours,